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Exhibit 10.42

        EXECUTION VERSION

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into this 27th day of November, 2007, among LECG CORPORATION, a Delaware corporation (the "Company"), LECG, LLC, a California limited liability company and wholly-owned Subsidiary of the Company ("LECG"), and DAVID J. TEECE ("Teece").

RECITALS

        A.    The Company is the sole member of LECG. The Company has been organized for the purpose of engaging, through one or more Subsidiaries, including LECG, in the business of providing economic and financial analysis, expert testimony, litigation support and other economic and financial consulting services (the "Business"). The Company, LECG and their respective Subsidiaries are sometimes collectively referred to herein as the "LECG Entities" and individually as an "LECG Entity."

        B.    LECG Holding Company, LLC, a California limited liability company ("LECG Holding"), LECG and Teece entered into that certain Senior Management Agreement dated as of September 29, 2000 (the "Original Agreement"). In 2003, LECG Holding reorganized as the Company and, as part of that reorganization, the Company assumed all of the rights and obligations of LECG Holding under the Original Agreement.

        C.    LECG and Teece entered into a separate Employment Agreement dated October 27, 1997 specifically relating to Teece's performance of consulting services, which agreement was amended by a letter agreement dated August 5, 2002, a Second Amendment to Employment Agreement dated September 30, 2003, a Third Amendment to Employment Agreement dated October 1, 2004 and a Fourth Amendment to Employment Agreement dated August 1, 2005 (collectively, the "Employment Agreement").

        D.    LECG and Enterprise Research, Inc., a California corporation in which Teece has an ownership interest ("ERI"), are parties to a Business Development Agreement dated December 10, 2000, as amended by that certain First Amendment to Business Development Agreement dated September, 2003 and that certain Second Amendment to Business Development Agreement dated contemporaneously herewith (collectively, the "ERI Agreement"); the ERI Agreement reflects the fact that business development activities are conducted by ERI for the benefit of Teece and LECG, and ERI is thus eligible for project origination revenues from LECG.

        E.    The Company, LECG and Teece wish to enter into this Agreement, which amends, restates and supersedes both the Original Agreement and the Employment Agreement in their entirety.

AGREEMENT

        In consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

        1.    Effective Date.    Except as otherwise expressly provided herein with respect to certain payment obligations, the effective date of this Agreement (the "Effective Date") is July 31, 2007.

        2.    Employment.

          2.1   The Company hereby engages Teece (i) to serve in a non-executive position as Vice Chairman of the Board of Directors of the Company, (ii) to serve as an ex officio member of the Company's Executive Management Team or its successor committee, (iii) to provide professional consulting services to LECG as an academic Director, and (iv) to provide such additional services as may be delegated from time to time by the Board of Directors of the Company (the "Board")

  and agreed to by Teece. Teece agrees to serve the Company and LECG, as an at-will employee, subject to the terms and conditions set forth in this Agreement.

          2.2   As a Director of LECG, Teece will perform and bill all of his professional consulting activities ("Consulting Services") exclusively through LECG. Except as provided in Section 5.2, Teece will utilize only the services of LECG's professional staff to assist Teece in performing Consulting Services.

          2.3   Teece will devote his best efforts and such business time and attention as maybe necessary (except for vacation periods and periods of illness or other incapacity) to perform his duties as Vice Chairman and the tasks and services described in this Agreement; provided, however, that such time requirements will be consistent with (i) Teece's position as a part-time faculty member of the university of California at Berkeley and (ii) the University of California personnel regulations regarding "conflict of commitments." Teece will not be required to spend more than fifty-percent (50%) of his business and attention time on the Company's affairs under this Agreement, provided, however, that Teece will devote the time required to diligently conduct his expert witness consulting practice and to fulfill his duties as a member of the Board.

        3.    Benefits and Compensation.

          3.1    Board Compensation.    In consideration of Teece's services as Vice Chairman of the Board of Directors, Teece will be eligible for (i) an annual retainer equal to that payable to all non-executive members of the Board of Directors as established by the Corporate Governance Committee from time to time; (iii) a per meeting stipend equal to that payable to all non-executive members of the Board of Directors, as established by the Corporate Governance Committee from time to time; (iv) an annual grant of 7,500 options on August 1 of each year (commencing August 1, 2008) with a one year vesting schedule, for so long as Teece serves as a non-executive member of the Board of Directors; and (v) a retainer in recognition of his services as Vice Chairman in such amount as may be determined annually by the Corporate Governance Committee of the Board of Directors in recognition of his unique qualifications and services of a Vice Chairman, based on a compensation survey performed by independent compensation consultants.

          3.2    Compensation for Consulting Services.    In consideration for providing Consulting Services to LECG Entities, Teece is entitled to incentive compensation in the form of "Director Earnings" under LECG's Expert Model as described in Attachment A, attached hereto and incorporated herein by this reference. Teece will receive a guaranteed draw (the "Guaranteed Draw") of at least $31,500 per annum ($2,625 per month). The Guaranteed Draw will be paid pursuant to LECG's regular payroll policies. To the extent that Teece's Director Earnings exceeds the Guaranteed Draw each month, LECG will pay Teece the excess.

        4.    Employee Benefits.

          4.1    Participation.    Teece is entitled to participate in standard LECG benefits afforded all employees, subject to reimbursement as provided in Attachment A hereto. Each of these benefits is subject to revision from time to time, with respect to the benefit level, or whether a particular benefit continues to be offered. To the extent Teece elects to participate in these benefits, Teece would be subject to the same revisions and restrictions as other LECG employees.

          4.2    Insurance.    Teece may elect to receive LECG group health insurance, vision, dental, and prescription coverage, subject to reimbursement as provided in Attachment A hereto. Teece can purchase additional dependent coverage through the plan. Currently a life and accidental death and dismemberment insurance policy and a long-term disability plan are mandatory for all employees. Supplemental life insurance is also available at Teece's own expense. Open enrollment periods are held once per year.

          4.3    401(k) Plan.    Teece may elect to contribute a portion of his earnings to the 401(k) Plan, up to the legal maximum. LECG will not match any portion of Teece's contribution with additional, company-provided contributions.

        5.    Administrative Support.

          5.1    Furniture and Equipment.    LECG will provide Teece with office space and appropriate furniture and equipment. LECG will provide its standard computer equipment which will include either a desktop computer or laptop computer and docking station. LECG will consider requests from Teece for additional furniture or equipment that exceeds LECG standards, as long as the equipment is compatible with the existing infrastructure. In the event such a request is approved, the difference in cost between what LECG would provide ordinarily and the actual cost will be passed on to Teece.

          5.2    Administrative Support.    LECG will provide administrative support for Teece at LECG's expense as follows. During the term of this Agreement, the Company, at its expense, will provide Teece with two full time executive assistants and one full time finance assistant. It is expected that these three administrative support personnel will be compensated at levels consistent with similar positions and experience levels within the firm. No other individuals providing services to Teece will be on LECG's payroll. If there are individuals working for, and paid for by, Teece who are assigned to work on Teece's billable matters, those individuals will be subcontracted to LECG and Teece will be reimbursed for their services based on 100% of the collections from the client for their billed time. LECG will not mark up these subcontracted hours. Between the Effective Date and November 30, 2007, the expenses associated with LECG's provision of administrative support for Teece at LECG's expense will follow the terms of the Original Agreement. This Section 5.2 becomes effective on December 1, 2007.

        6.    Termination.

          6.1    Events of Termination.    Teece's employment with the Company will cease upon:

            6.1.1  Teece's death.

            6.1.2  Teece's voluntary resignation or retirement from providing the Consulting Services to the Company.

            6.1.3  Teece elects to terminate his employment with LECG within thirty (30) days after a Sale of the Company or a Negative Event. A "Sale of the Company" means a transaction in which a controlling interest (more than 50%) of the stock, or substantially all of the assets, of LECG is acquired by a single acquirer group of acquirers working together and, solely as a result of such transaction, Teece is effectively prevented from performing the Consulting Services on substantially the same terms and conditions as performed prior to the Sale due to the presence of conflicts or otherwise. A "Negative Event" means (i) that the Company, LECG or any of their respective officers or directors are convicted of or found liable for a violation of the securities laws or for acts involving fraud, breach of fiduciary duty or moral turpitude, (ii) the indictment of the Company or LECG, or any of their respective officers, or any member of the Board in his or her official capacity for a violation of the securities laws, or for acts involving fraud, breach of fiduciary duty or moral turpitude that has a material, adverse impact on Teece's ability to continue his consulting practice with LECG as determined by final binding arbitration under Section 13.6 hereof, or (iii) a material change by the Company in its conflicts or staffing policies that has a material, adverse impact on Teece's ability to continue his consulting practice with LECG as determined by final binding arbitration under Section 13.6 hereof.

            6.1.4  Teece's disability, which means his incapacity due to physical or mental illness such that he is unable to perform the essential functions of his previously assigned duties where (1) such incapacity has been determined to exist by either (x) the Company's disability insurance carrier or (y) by the concurring opinions of two licensed physicians (one selected by the Company and one by Teece), and (2) the Board has determined, based on competent medical advice, that such incapacity will continue for at least six continuous months and that it would have a material adverse effect on the Company. Any such termination for disability will be only as expressly permitted by the Americans with Disabilities Act.

            6.1.5  termination by the Company by the delivery to Teece of a written notice that Teece has been terminated ("Notice of Termination") with or without Cause. If Teece is terminated for Cause, the Notice of Termination must specify the Cause in reasonable detail. Teece will then have the right, within ten days of receipt of such Notice of Termination, to file a written request for review. In such case, Teece will be given the opportunity to be heard, personally or by counsel, by the Board and the Board (which Board vote will exclude Teece) must thereafter confirm that such termination is for Cause. If the Board does not provide such confirmation, the termination will be treated as other than for Cause. In the event that Teece disputes the Board's determination of Cause, the dispute will be resolved by arbitration in accordance with Section 13.6 hereof. "Cause" will mean Teece's (1) commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to any LECG Entity or involving unlawful harassment of or unlawful discrimination against any employee of any LECG Entity, (2) misappropriation of funds or assets of any LECG Entity; (3) continued substantial and repeated neglect of his duties after written notice from the Board, and such neglect has not been cured within 30 days after Teece receives notice thereof from the Board; (4) gross negligence or willful misconduct in the performance of his duties after written notice from the Board, and such failure has not been cured within ten days after Teece receives notice thereof from the Board; (5) a material breach of fiduciary duty by Teece as a member of the Company's Board of Directors; or (6) Teece's engaging in conduct constituting a material breach of Sections 8 or 9 below.

          6.2    Rights on Termination.

            6.2.1  In the event that Teece's employment is terminated by the Company without Cause, the Company will pay Teece a monthly portion of $250,000 for a six-month period commencing on the date of termination (the "Severance Period") on regular salary payment dates (the "Severance Payments"). In addition, the Company and LECG will have the option, by delivering written notice to Teece within 30 days after the date of termination of Teece's employment, to extend the Severance Period for an additional six months (the "Extended Period"), during which LECG will continue to make Severance Payments to Teece as additional consideration for Teece's agreement not to compete in accordance with the terms of 9.1 below during the Extended Period.

            6.2.2  If the Company terminates Teece's employment for Cause, if Teece dies or is permanently disabled, or in the event of a Sale of the Company or Negative Event, LECG's obligations to pay any compensation or benefits under this Agreement, other than the obligation to pay accrued but unpaid Director Earnings under LECG's Expert Model through the date of termination (including obligations to ERI under the ERI Agreement with respect to accrued but unpaid project origination earnings), will cease to be effective on the date of termination. Teece's right to receive any other benefits will be determined under the provisions of LECG's applicable plans, programs or other coverages or applicable law.

            6.2.3  Notwithstanding the foregoing, LECG's obligation to make all of the Severance Payments will cease if Teece is in violation of the provisions of Section 9 below.

        7.    Term of Employment.    The term of Executive's employment by the Company and LECG under this Agreement commenced on September 29, 2000 and will continue indefinitely on an at-will basis until terminated in accordance with the provisions of Section 6.1 above.

        8.    Confidential Information; Proprietary Information, etc.

          8.1    Obligation to Maintain Confidentiality.    Teece acknowledges that any Proprietary Information disclosed or made available to Teece or obtained, observed or known by Teece as a direct or indirect consequence of his employment with or performance of services for the Company and LECG during the course of his performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) and during the period in which Teece is receiving Severance Payments, are the property of the applicable LECG Entity. Therefore, Teece agrees that he will not at any time (whether during or after Teece's term of employment) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for his own account or permit to be utilized by any Person any Proprietary Information or Records for any reason whatsoever without the Company's consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of Teece's acts or failure to act or as reasonably necessary for Teece to obtain financial, tax or legal advice with respect to Proprietary Information directly relevant to him. Nothing in this 8.1 prevents Teece from using his general knowledge and experience in future employment.

          8.2    Ownership of Proprietary Information.    Teece agrees that during and after his employment with LECG, all Proprietary Information is, and shall be kept, strictly confidential, and shall not be disclosed except as required by law or as otherwise permitted under Section 8.4 hereof. All Proprietary Information belonging to LECG and/or any of its clients shall remain the property of LECG or the client, respectively. On the date Teece's employment terminates for whatever reason, Teece will immediately discontinue use of Proprietary Information and will not remove any Proprietary Information from LECG's offices or from any other place where the Proprietary Information is located unless the Chief Executive Officer of LECG has received a written request from a client for whom LECG has rendered consulting services that the client's Proprietary Information, specifically identified by matter name, be transferred to Teece or another person or entity. Upon receipt of such a client request, and as soon as is practicable, LECG will release the relevant client Proprietary Information as directed by the client. LECG reserves the right to maintain a copy of Proprietary Information as deemed necessary and/or appropriate. LECG will release client information in the existing media and format for active work product and also for requested inactive work product available in accordance with LECG's retention policy and schedule. Teece further agrees that upon the termination of his employment with LECG, he will use commercially reasonable efforts to assist LECG in obtaining payment of any outstanding amounts owed to LECG by any of his clients requesting the transfer of its Proprietary Information.

          8.3    Third Party Information.    Teece understands that the LECG Entities will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the part of the LECG Entities to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Teece's employment and thereafter, and without in any way limiting the provisions of Sections 8.1 and 8.2 above, Teece will hold Third Party Information in the strictest confidence and will not use or disclose to anyone (other than personnel of the LECG Entities who need to know such information in connection with their work for the LECG Entities) Third Party Information, except in connection with his work for any of the LECG Entities or as expressly authorized by the Chief Executive Officer in writing.

          8.4    Compelled Disclosure.    If Teece is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information to any Person, Teece will provide the Company with written notice of the applicable law, regulation or process as promptly as practicable so that the Company may seek a protective order or other appropriate remedy. Teece will cooperate with the Company and the Company's Representatives in any attempt by the Company to obtain any such protective order or other remedy. If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Teece disclose Proprietary Information, and if Teece furnishes the Company, at Company expense, with a written opinion of legal counsel acceptable to the Company confirming that the disclosure of such Proprietary Information is legally required (the acceptance of such opinion not being unreasonably withheld by the Company), then Teece may disclose such Confidential Information to the extent legally required; provided, however, that Teece will use his reasonable best efforts to ensure that such Proprietary Information is treated confidentially by each Person to whom it is disclosed.

          8.5    Definitions.

          "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Proprietary Information" means any and all data and information concerning the business affairs of the LECG Entities and not generally known in the industry in which any LECG Entity is or may become engaged, and any other information concerning any matters affecting or relating to the respective businesses of the LECG Entities, but in any event Proprietary Information will include, all of the LECG Entities' past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the LECG Entities' respective businesses or industries, clients, client lists, pricing information with respect to present or past clients, or any other information concerning the respective businesses of the LECG Entities, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data.

          "Records" means (i) any and all procedure manuals, books, records and accounts of an LECG Entity; (ii) all property of the LECG Entities, including papers, note books, tapes and similar repositories containing Proprietary Information; (iii) all invoices and commission reports; (iv) customer lists—partial and/or complete; (v) computer models or data layouts, etc.; (vi) samples; (vii) promotional letters, brochures and advertising materials; (viii) correspondence and old or current proposals to any former, present or prospective customer of the Company and its Affiliates; (ix) information concerning revenues and profitability and any other financial conditions of the LECG Entities; (x) information concerning the LECG Entities, which was input by Teece or at his direction, under his supervision or with his knowledge, including on any floppy disk, diskette, cassette or similar device used in, or in connection with, any computer, recording devices or typewriter; (xi) data, account information or other matters furnished by clients of any LECG Entity; and (xii) all copies of any of the foregoing data, documents or devices whether in the form of carbon copies, photo copies, copies of floppy disks, diskettes, tapes or in any other manner whatsoever.

        9.    Noncompete; Nonsolicitation.

          9.1    Noncompetition.    During Teece's period of employment and in the event Teece is terminated for Cause (as defined in Section 6.1.5), in the event of Teece's voluntary resignation or retirement from providing Consulting Services to the Company (other than under Section 6.1.3), for one year following the termination of Teece's employment (or, if the Company has terminated

  Teece's employment without Cause or Teece has resigned following a Sale of the Company or a Negative Event, during Teece's period of employment and the Severance Period), Teece will not, directly or indirectly own, manage, control or provide consulting services through any business directly competitive with the Business within any state or foreign country in which any LECG Entity has conducted business or has performed services for customers or clients at any time during the 12-month period immediately preceding the end of the Service Term, provided that such competitive business has annual revenues in excess of $10,000,000. Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of Teece's obligations under this Agreement (including obligations relating to time commitments as provided in Section 2.3), Teece (i) may serve as a director or trustee of any charitable or non-profit entity or as a faculty member of a university; (ii) may continue to act in governance positions in private companies; (iii) may give special lectures and addresses (either pro bono or for an honorarium); (iv) engage in research activities that result in publications and other work product that generates royalties or other compensation; and (v) own, manage, or control Unrelated Businesses. For purposes of this Section 9, the term "Unrelated Businesses" means public or private companies whose primary business activity is not economic and financial analysis, expert testimony, litigation support or economic or financial consulting. For example, companies engaged in banking, investment banking, legal services, document management and storage, electronic search (other than eDiscovery), internet marketing, telecommunications, production and distribution of water and electricity, real estate development, software development or information technology would constitute Unrelated Businesses. Teece may request, from time to time, that the Chief Executive Officer of the Company confirm in writing that a business or entity meets the definition of an Unrelated Business or that a particular activity being undertaken by Teece is consistent with his obligations under this Section 9. If the Company fails to respond to such request within thirty (30) days or Teece disagrees with the Company's conclusion, the issue will be decided by binding arbitration in accordance with Section 13.6 hereof. For purposes of this Section 9.1 other than as it pertains to an Unrelated Business, "own" means an equity interest (or equivalent) of 5% or more in the case of a public company and 25% or more (or the ability to appoint one or members of a board of directors or other governing body even if less than 25%) in the case of an entity that is not a public company. Teece acknowledges and agrees that the sale or unauthorized use or disclosure, orally, in writing or via electronic medium, of any LECG Entity's Proprietary Information and/or trade secrets obtained by Teece during the course of his employment under this Agreement, including information concerning any LECG Entity's current or any future or proposed work, services, or products, the fact that any such work is being planned, under consideration or in production, as well as any descriptions thereof, constitutes unfair competition. Teece further covenants and agrees not to engage in any unfair competition with the Company as defined by the relevant statutes in California at any time, whether during or following the termination of this Agreement.

          9.2    Nonsolicitation.    As long as Teece is an employee of the Company or any Affiliate thereof and for one year thereafter ("Non-Solicitation Period"), Teece will not directly or indirectly on his own behalf or on behalf of any another party solicit or induce, or cause others to solicit or induce, any person employed by, affiliated with, or acting as an independent contractor to an LECG Entity, to terminate his/her relationship with such LECG Entity. Except with respect to engagements for which Teece is designated as the primary expert, Teece agrees that during the Non-Solicitation Period he will not directly or indirectly, on his own behalf or on behalf of any other party, solicit or induce, or cause others to solicit or induce, any client of an LECG Entity to terminate any engagement or its business relationship with LECG, its subsidiaries or affiliated entities, Independent Contractors, affiliates, or other employees. The restriction in this paragraph shall not apply with respect to clients known to you prior to your employment with LECG. Notwithstanding anything contained in this Agreement, after the termination of Teece's employment he may mail a professional announcement to clients of LECG for whom he performed services while an employee of LECG.

          9.3    Acknowledgment.    It is specifically recognized by Teece that: (i) his services to the LECG Entities are special, unique and of extraordinary value; (ii) the Company's employees are a valuable asset in the operation of the Business; (iii) the LECG Entities have protectable interests in restricting certain activities of Teece as provided in this Section 9; (v) money damages are insufficient to protect such interests; (iv) there is adequate consideration being provided to Teece hereunder; (vi) such prohibitions are necessary and appropriate without regard to payments being made to Teece hereunder; and (vii) the Company would not enter this Agreement with Teece without the restrictions contained in this Section 9. Teece further acknowledges that the restrictions contained in this Section 9 do not impose an undue hardship on him or deprive him of his livelihood because he is not obligated to devote 100% of his time and attention to the business of the Company and because he has general business skills which may be used in industries other than that in which the LECG Entities conduct their Business. Teece further acknowledges that the provisions of this Section 9 are separate and independent of the other sections of this Agreement.

          9.4    Enforcement, etc.    If, at the time of enforcement of Sections 9.1 or 9.2 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration or scope reasonable under such circumstances as determined by the court will be substituted for the stated period and/or scope. Because Teece's services are unique, because Teece has access to Proprietary Information and for the other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

        10.    Retention Payment.    LECG will pay Teece a one-time retention bonus of Ten Million Dollars ($10,000,000) ("Retention Bonus") in recognition of the substantial practice that Teece has created at LECG and to create an incentive for further growth and development of that practice. The Retention Bonus will be payable in three installments as follows: (i) Two Million Five Hundred Thousand Dollars ($2,500,000) within two (2) business days after execution of this Agreement; (i) Two Million Five Hundred Thousand Dollars ($2,500,000) on or before December 31, 2007; and (iii) Five Million Dollars ($5,000,000) on or before January 31, 2008. Teece will not earn 100% of the Retention Bonus as of the date of payment. Rather, the Retention Bonus must be earned ratably over seven (7) years. If Teece voluntarily terminates his employment with LECG under Section 6.1.2 hereof prior to the seventh (7th) anniversary of the first installment of the Retention Bonus or if Teece's employment is terminated for Cause under Section 6.1.5, Teece will repay to LECG the one-time Retention Bonus based on a daily amortization rate of $3,913.89 times the number of days remaining from Teece's termination date to the end of the 7th anniversary of the date on which the first installment of the Retention Bonus was paid. Repayment will not be required in the event of a termination of Teece's employment under Sections 6.1.1 (death), 6.1.3 (Sale of the Company or Negative Event), 6.1.4 (disability) or termination of Teece's employment by the Company without Cause. Repayment must be made within fifteen (15) days of such termination and Teece agrees that LECG is authorized to offset and deduct any amounts Teece owes to LECG, including, but not limited to, the amount due for repayment of the unamortized portion of the Retention Bonus, from any amounts LECG may owe to Teece or ERI, including, but not limited to, compensation owed to Teece or ERI at the time of the termination of Teece's employment.

        11.    Standstill Agreement.    During the period that begins on July 31, 2007 and ends on the first anniversary thereof (the "Standstill Period"), other than solely in his capacity as a member of the Board, Teece may not (and may not assist or encourage any other person to), and will cause each of his affiliates and representatives not to (and not to assist or encourage any other person to), directly or indirectly, without the prior written consent of the Company:

          11.1   acquire or agree, offer, seek, or propose to acquire or cause to be acquired (by merger, tender offer, purchase, statutory share exchange, joint venture or otherwise), ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the Company's assets or businesses or any voting stock that would result in beneficial ownership by Teece or any of his affiliates or representatives, of voting stock of the Company in excess of twenty percent (20%) of the total voting power of the outstanding shares of capital stock of the Company in the aggregate, for which purpose any right or option (including convertible security) to acquire such ownership of voting stock will constitute beneficial ownership of such voting stock, regardless of when it is exercisable, except, in each event, pursuant to any proposal expressly solicited by the Board of Directors of the Company, and in such event such proposal will not be pursued, directly or indirectly, by Teece or any of his affiliates or representatives, if Teece is hereafter advised by the Company or any of its representatives that the Company is no longer interested in pursuing such proposal;

          11.2   otherwise agree, offer, seek, or propose to merge or consolidate with, or enter into any business combination or joint venture with, or effect any recapitalization, restructuring, liquidation, dissolution or other transaction with respect to the Company or any of the Company's affiliates;

          11.3   solicit, or participate in the solicitation of, proxies or consents with respect to any securities of the Company in connection with the election of directors or any other matter or seek to publicize by press release or other communication Teece's position concerning the election of directors or any other matter to be considered by the shareholders of the Company;

          11.4   make any other public announcement with respect to any of the foregoing or take any other action that might require that the Company make a public announcement with respect to any of the foregoing; or

          11.5   enter into any discussions, negotiations, arrangements or understandings with any person (other than the Company) with respect to any of the foregoing.

If, at any time during the Standstill Period, Teece or any of his affiliates or representatives is approached by any person regarding a transaction involving any of the Company's assets (other than in the ordinary course of business, consistent with past practices) or businesses or voting stock (other than with respect to brokerage or trading transactions by a securities dealer), then Teece must promptly notify the Company of the nature of such transaction and the parties thereto.

For purposes of this Section 11, the term "person" will be broadly interpreted to include without limitation any corporation, company, partnership and individual, and the public; the term "the

Company" will include its subsidiaries and affiliates, except where the context otherwise requires; and a "representative" will mean a person's officers, directors, employees, affiliates, agents, advisors (including without limitation, attorneys, accountants, consultants and financial advisors) acting on such person's behalf or financing sources for such person.

        12.    Notices.    Any notice provided for in this Agreement must be in writing and must be either personally delivered or sent by reputable overnight courier service (charges prepaid) to the recipient at the following address:

      If to the Company:

        LECG Corporation
        2000 Powell Street, Suite 600
        Emeryville, CA 94608
        Attention: Board of Directors

      If to LECG:

        LECG, LLC
        2000 Powell Street, Suite 600
        Emeryville, CA 94608
        Attention: Chief Financial Officer

      If to Teece:

        David J. Teece
        227 Tunnel Road
        Berkeley, CA 94705

      With a copy to:

        Anne Misaka
        2000 Powell Street, 5th Floor
        Emeryville, CA 94608

or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered personally or sent by facsimile, and one day after deposit with a reputable overnight courier service.

        13.    General Provisions.

        13.1    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        13.2    Complete Agreement.    This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

        13.3    Counterparts; Facsimile Execution.    This Agreement may be executed in multiple counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement may be executed by delivery of an original executed counterpart signature page by facsimile transmission.

        13.4    Successors and Assigns.    Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by Teece and the Company, and their respective successors and assigns; provided that the rights and obligations of Teece under this Agreement will not be assignable and, provided further that the rights and obligations of the Company may be assigned to any Affiliate of the Company.

        13.5    Choice of Law.    All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

        13.6    Arbitration.    Any controversy or claim arising out of or relating to this Agreement will be resolved by a single, neutral arbitrator with at least ten (10) years of experience arbitrating complex employment disputes and will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in San Francisco, California. The arbitrator will be mutually agreed by the parties within ten (10) days of a demand for arbitration; provided, however, that if the parties cannot so agree after good faith discussions, then the party demanding arbitration will have final say over the selection of the arbitrator. The award of the arbitrator will be enforceable in accordance with the applicable provisions of the California Code of Civil Procedure. The arbitrator may award damages (including, without limitation, attorneys' fees and costs) and/or permanent injunctive relief, but in no event will the arbitrator have the authority to award punitive or exemplary damages. Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction for relief in the form of a temporary restraining order or preliminary injunction, or other provisional remedy pending final determination of a claim through arbitration in accordance with this paragraph. If proper notice of any hearing has been given, the arbitrator will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear. The provisions of California Code of Civil Procedure Section 1283.05 are hereby incorporated by reference.

        13.7    Amendment and Waiver.    The provisions of this Agreement may be amended or and waived only with the prior written consent of the Company (acting on its own behalf and in its capacity as the sole managing member of LECG) and Teece.

        13.8    Termination.    The relevant provisions of Sections 3, 6, 8, 9, 10, 11, 12 and 13 will survive the termination of Teece's employment with the Company and LECG and will remain in full force and effect after such termination.

        13.9    No Waiver.    A waiver by any party hereto of any right or remedy hereunder on any one occasion will not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion. No failure to exercise or any delay in exercising on the part of any party hereto, any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

        13.10    Insurance.    The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance on Teece in any amount or amounts considered available. Teece agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

        13.11    Offset.    Whenever an LECG Entity is to pay any sum to Teece, any amounts that Teece owes to such LECG Entity may be deducted from that sum before payment.

        13.12    Indemnification and Reimbursement of Payments on Behalf of Teece.    The LECG Entities will be entitled to deduct or withhold from any amounts owing from such LECG Entity to Teece any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes ("Taxes") imposed with respect to Teece's compensation or other payments from such LECG Entity or Teece's ownership interest in the Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

        [Signature page follows]

        The parties hereto have executed this Employment Agreement on the date first written above.

LECG CORPORATION
By:	/s/ MICHAEL J. JEFFERY Michael J. Jeffery Chief Executive Officer
LECG, LLC
By:	/s/ MICHAEL J. JEFFERY Michael J. Jeffery Chief Executive Officer
/s/ DAVID J. TEECE David J. Teece
Accepted and agreed on behalf of the Compensation Committee of LECG Corporation
/s/ DR. WILLIAM SPENCER Dr. William Spencer, Chairman
Dated:	12/4/07

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  Exhibit 10.42